Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS Third quarter 2024 results

SANTA ANA, Calif., Oct. 23, 2024 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the third quarter ended Sept. 30, 2024.

Current Quarter Highlights

•
Earnings per diluted share of $(1.00), or $1.34 per share on an adjusted basis

- Net investment losses of $312 million, or $2.28 per diluted share, primarily due to investment portfolio rebalancing project

•
Rebalanced investment portfolio expected to result in an increase in interest income of approximately $67 million per year
•
Total revenue of $1.4 billion, down 5 percent compared with last year

‑ Adjusted total revenue of $1.7 billion, up 4 percent compared with last year

•
Title Insurance and Services segment investment income of $136 million, down 4 percent compared with last year
•
Title Insurance and Services segment pretax margin of (10.1) percent, or 11.6 percent on an adjusted basis
•
Commercial revenues of $190 million, up 19 percent compared with last year
•
Home Warranty segment pretax margin of 8.1 percent, or 7.7 percent on an adjusted basis
•
Debt-to-capital ratio of 34.8 percent, or 26.6 percent excluding secured financings payable of $878 million
•
Repurchased 293,155 shares for a total of $16 million at an average price of $54.96

- Year to date, repurchased 1.1 million shares for a total of $60 million at an average price of $54.64

•
Raised common stock dividend by 2 percent to an annual rate of $2.16 per share
•
Raised $450 million in a public offering of 10-year senior notes at 5.45 percent
•
Cash flow from operations of $237 million, compared with $219 million last year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	September 30,
	2024	2023
Total revenue	$1,406.1	$1,481.2
Income/(loss) before taxes	$(144.4)	$(1.7)

Net income/(loss)	$(104.0)	$(1.7)
Net income/(loss) per diluted share	$(1.00)	$(0.02)

Adjusted net income	$138.4	$128.2
Adjusted net income per diluted share	$1.34	$1.22

First American Financial Reports Third Quarter 2024 Results

Total revenue for the third quarter of 2024 was $1.4 billion, down 5 percent compared with the third quarter of 2023. Net loss in the current quarter was $104 million, or $1.00 per diluted share, compared with net loss of $2 million, or 2 cents per diluted share, in the third quarter of 2023. Adjusted net income in the current quarter was $138 million, or $1.34 per diluted share, compared with $128 million, or $1.22 per diluted share, in the third quarter of last year. Net investment losses in the current quarter were $312 million, or $2.28 per diluted share, compared with net investment losses of $164 million, or $1.17 per diluted share, in the third quarter of last year. Purchase-related intangible amortization in the current quarter was $8 million, or 6 cents per diluted share, compared with $10 million, or 7 cents per diluted share in the third quarter of last year. The effective tax rate this quarter was 28.4 percent. Excluding the impact of net realized investment losses and purchase-related intangible amortization, the tax rate was 20.5 percent which benefited from $6 million in research and development and foreign tax credits recognized this quarter.

“We benefited from measured improvement in market conditions during the third quarter, with adjusted revenue up 4 percent, the first year-over-year growth since the second quarter of 2022,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “Our adjusted earnings per diluted share were $1.34, an increase of ten percent. In our title segment, premiums and escrow revenues were up across all key business lines, but most notably in our commercial division, where revenues were up 19 percent.

"As we indicated last quarter, we expect that modest revenue growth for the full year of 2024 will enable us to achieve title margins similar to what we posted in 2023. We now have stronger conviction in that outcome given the recent performance of our commercial business and the increase in interest income resulting from a rebalancing of our investment portfolio. The first year-over-year growth in revenue in nine quarters, coupled with our expectation that affordability challenges will gradually abate, also make us cautiously optimistic that we are in the beginning stage of a new cycle that will drive further improvement in 2025.

"The recent hurricanes inflicted widespread damage and devastation across several southeastern states. Many of our employees — and the communities in which they live — have endured profound hardships. While we are grateful that all of our people are safe, we know that many now face the difficult task of recovery. I want to thank our people for all they have done to lend a hand to those impacted and to reiterate our company’s commitment to support our people and their communities."

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First American Financial Reports Third Quarter 2024 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	September 30,
	2024	2023
Total revenues	$1,290.3	$1,524.4

Income/(loss) before taxes	$(130.3)	$160.3
Pretax margin	(10.1)%	10.5%
Adjusted pretax margin	11.6%	12.0%

Title open orders(1)	166,100	157,300
Title closed orders(1)	121,600	120,000

U.S. Commercial
Total revenues	$189.9	$159.8
Open orders	25,500	25,200
Closed orders	14,400	14,800
Average revenue per order	$13,200	$10,800
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the third quarter were $1.3 billion, down 15 percent compared with the same quarter of 2023. Total adjusted revenues in the current quarter were $1.6 billion, up 4 percent compared with last year. Direct premiums and escrow fees increased by 9 percent compared with the third quarter of last year, driven by a 7 percent increase in the average revenue per order closed and a 1 percent increase in the number of direct title orders closed in our domestic operations. The average revenue per direct title order increased to $3,926, primarily due to increases in the average revenue per order for commercial and purchase transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 3 percent compared with last year.

Information and other revenues were $242 million during the quarter, up $2 million, or 1 percent, compared with last year.

Investment income was $136 million in the third quarter, down $5 million compared with the same quarter last year. The decline was primarily driven by lower average interest-bearing escrow and tax-deferred property exchange balances, partly offset by higher interest income from the company's warehouse lending business and the partial impact of the company's investment portfolio rebalancing project. Net investment losses totaled $308 million in the current quarter, compared with losses of $16 million in the third quarter of 2023. Net realized investment losses in the current quarter were primarily attributable to losses realized from the company's investment portfolio rebalancing project, partly offset by a favorable change in the fair value of marketable equity securities. Net investment losses in the third quarter of last year were primarily due to unfavorable changes in the fair value of marketable securities and losses recognized on the sale of fixed-income securities.

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First American Financial Reports Third Quarter 2024 Results

Personnel costs were $492 million in the third quarter, up $23 million, or 5 percent compared with the same quarter of 2023. The increase in personnel costs was primarily due to higher salary, incentive compensation, employee benefits, and payroll tax expense, partly offset by lower severance expense.

Other operating expenses of $252 million in the current quarter were up $9 million, or 4 percent compared with the third quarter of 2023 primarily due to higher production and software expense.

The provision for policy losses and other claims was $37 million in the third quarter, or 3.0 percent of title premiums and escrow fees, unchanged from the prior year. The third quarter rate reflects an ultimate loss rate of 3.75 percent for the current policy year and a net decrease of $9 million in the loss reserve estimate for prior policy years.

Depreciation and amortization expense was $52 million in the third quarter, up $6 million, or 12 percent, compared with the same period last year, due to higher amortization of capitalized software from recently deployed digital settlement products.

Interest expense was $24 million in the current quarter, up 2 percent compared with last year primarily due to higher interest expense in the company's warehouse lending business, largely offset by lower interest expense related to our subservicing business.

The Title Insurance and Services segment posted a pretax loss of $130 million in the third quarter, compared with pretax income of $160 million in the third quarter of 2023. Pretax margin was (10.1) percent in the current quarter, compared with 10.5 percent last year. Adjusted pretax margin was 11.6 percent in the current period, compared with 12.0 percent last year.

Home Warranty

($ in millions)

	Three Months Ended
	September 30,
	2024	2023
Total revenues	$110.9	$108.2

Income before taxes	$9.0	$9.4
Pretax margin	8.1%	8.7%
Adjusted pretax margin	7.7%	9.3%

Total revenues for the Home Warranty segment were $111 million in the third quarter, up 2 percent compared with last year. The segment posted pretax income of $9 million this quarter, down 4 percent compared with last year. The claim loss rate was 53.8 percent in the third quarter, compared with 54.9 percent last year, due to lower claim counts that were partially offset by higher claim severity. Home Warranty’s pretax margin was 8.1 percent this quarter, compared with 8.7 percent last year. Adjusted pretax margin was 7.7 percent this quarter, compared with 9.3 percent last year.

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First American Financial Reports Third Quarter 2024 Results

Corporate

Net investment income was $9 million this quarter, up $13 million from the prior year, primarily attributable to changes in the value of investments associated with the company’s deferred compensation program. This amount was offset by higher personnel expense, reflecting returns on the plan participants’ investments.

Net recognized investment losses were $4 million this quarter, compared with losses of $147 million last year. Excluding these net recognized losses, the Corporate pretax loss was $19 million this quarter, down $5 million compared with the third quarter of last year, due to favorable reserve adjustments related to the legacy property and casualty business.

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First American Financial Reports Third Quarter 2024 Results

Teleconference/Webcast

First American’s third quarter 2024 results will be discussed in more detail on Thursday, Oct. 24, 2024, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is +1-877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 7, 2024, by dialing +1-201-612-7415 and using the conference ID 13749447. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over 135 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $6.0 billion in 2023, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2024, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the ninth consecutive year, and named one of the 100 Best Workplaces for Innovators by Fast Company for the second consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Third Quarter 2024 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, terrorist attacks, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified employees; the company’s use of a global workforce; inability of the company to fulfill parent company obligations and/or pay dividends; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; a reduction in the deposits at the company’s federal savings bank subsidiary; claims of infringement or inability to adequately protect the company’s intellectual property; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2024, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted pretax margin, adjusted net income, and adjusted earnings per share. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Third Quarter 2024 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Total revenues	$1,406.1	$1,481.2	$4,443.0	$4,574.2

(Loss) income before income taxes	$(144.4)	$(1.7)	$65.5	$236.0
Income tax (benefit) expense	(41.0)	(0.5)	5.8	54.8
Net (loss) income	(103.4)	(1.2)	59.7	181.2
Less: Net income (loss) attributable to noncontrolling interests	0.6	0.5	1.0	(1.5)
Net (loss) income attributable to the Company	$(104.0)	$(1.7)	$58.7	$182.7

Net (loss) income per share attributable to stockholders:
Basic	$(1.00)	$(0.02)	$0.56	$1.75
Diluted	$(1.00)	$(0.02)	$0.56	$1.75

Cash dividends declared per share	$0.54	$0.53	$1.60	$1.57

Weighted average common shares outstanding:
Basic	103.6	104.2	103.9	104.4
Diluted	103.6	104.2	104.3	104.7

Selected Title Insurance Segment Information
Title orders opened(1)	166,100	157,300	491,200	504,500
Title orders closed(1)	121,600	120,000	349,000	354,900
Paid title claims	$56.8	$47.5	$150.8	$125.1

(1) U.S. direct title insurance orders only.

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First American Financial Reports Third Quarter 2024 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	September 30,	December 31,
	2024	2023
Cash and cash equivalents	$2,953.4	$3,605.3
Investments	7,795.7	7,948.9
Goodwill and other intangible assets, net	1,945.3	1,961.3
Total assets	16,566.4	16,802.8
Reserve for claim losses	1,230.0	1,282.4
Notes and contracts payable	1,847.7	1,393.9
Total stockholders’ equity	$5,092.2	$4,848.1

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First American Financial Reports Third Quarter 2024 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Home	Corporate
September 30, 2024	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$639.6	$536.2	$103.5	$(0.1)
Agent premiums	683.9	683.9	—	—
Information and other	247.5	241.7	5.7	0.1
Net investment income	146.6	136.5	1.2	8.9
Net investment (losses) gains	(311.5)	(308.0)	0.5	(4.0)
	1,406.1	1,290.3	110.9	4.9
Expenses
Personnel costs	523.6	491.7	20.6	11.3
Premiums retained by agents	546.7	546.7	—	—
Other operating expenses	279.8	251.8	23.0	5.0
Provision for policy losses and other claims	91.8	36.6	55.7	(0.5)
Depreciation and amortization	53.2	51.9	1.3	0.0
Premium taxes	19.2	17.8	1.3	0.1
Interest	36.2	24.1	—	12.1
	1,550.5	1,420.6	101.9	28.0
(Loss) income before income taxes	$(144.4)	$(130.3)	$9.0	$(23.1)

Three Months Ended		Title	Home	Corporate
September 30, 2023	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$595.5	$493.7	$101.8	$0.0
Agent premiums	664.5	664.5	—	—
Information and other	245.7	240.1	5.5	0.1
Net investment income	139.1	141.7	1.6	(4.2)
Net investment losses	(163.6)	(15.6)	(0.7)	(147.3)
	1,481.2	1,524.4	108.2	(151.4)
Expenses
Personnel costs	485.8	468.5	19.6	(2.3)
Premiums retained by agents	531.4	531.4	—	—
Other operating expenses	273.8	243.2	20.9	9.7
Provision for policy losses and other claims	91.1	34.8	55.9	0.4
Depreciation and amortization	47.3	46.2	1.2	(0.1)
Premium taxes	17.7	16.4	1.2	0.1
Interest	35.8	23.6	—	12.2
	1,482.9	1,364.1	98.8	20.0
(Loss) income before income taxes	$(1.7)	$160.3	$9.4	$(171.4)

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First American Financial Reports Third Quarter 2024 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Nine Months Ended		Title	Home	Corporate
September 30, 2024	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,773.2	$1,472.4	$300.8	$(0.0)
Agent premiums	1,864.0	1,864.0	—	—
Information and other	717.1	699.8	17.4	(0.1)
Net investment income	404.4	378.9	3.2	22.3
Net investment (losses) gains	(315.7)	(283.1)	1.5	(34.1)
	4,443.0	4,132.0	322.9	(11.9)
Expenses
Personnel costs	1,517.5	1,429.8	61.2	26.5
Premiums retained by agents	1,486.7	1,486.7	—	—
Other operating expenses	822.6	729.1	66.7	26.8
Provision for policy losses and other claims	240.8	100.1	142.0	(1.3)
Depreciation and amortization	155.4	151.6	3.7	0.1
Premium taxes	48.6	45.0	3.5	0.1
Interest	105.9	69.9	—	36.0
	4,377.5	4,012.2	277.1	88.2
Income (loss) before income taxes	$65.5	$119.8	$45.8	$(100.1)

Nine Months Ended		Title	Home	Corporate
September 30, 2023	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,713.0	$1,416.1	$296.9	$0.0
Agent premiums	1,879.6	1,879.6	—	—
Information and other	722.9	706.0	16.9	(0.0)
Net investment income	423.4	408.2	4.4	10.8
Net investment (losses) gains	(164.7)	(6.2)	0.2	(158.7)
	4,574.2	4,403.7	318.4	(147.9)
Expenses
Personnel costs	1,487.9	1,412.3	59.3	16.3
Premiums retained by agents	1,496.8	1,496.8	—	—
Other operating expenses	804.8	710.4	62.4	32.0
Provision for policy losses and other claims	262.9	109.6	150.1	3.2
Depreciation and amortization	138.9	135.2	3.6	0.1
Premium taxes	47.7	44.2	3.4	0.1
Interest	99.2	61.0	—	38.2
	4,338.2	3,969.5	278.8	89.9
Income (loss) before income taxes	$236.0	$434.2	$39.6	$(237.8)

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First American Financial Reports Third Quarter 2024 Results

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions, except margin and per share amounts, unaudited)
Consolidated

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Total revenues	$1,406.1	$1,481.2	$4,443.0	$4,574.2
Non-GAAP adjustments:
Less: Net investment losses	(311.5)	(163.6)	(315.7)	(164.7)
Adjusted total revenues	$1,717.6	$1,644.8	$4,758.7	$4,738.9

Pretax (loss) income	$(144.4)	$(1.7)	$65.5	$236.0
Non-GAAP adjustments:
Less: Net investment losses	(311.5)	(163.6)	(315.7)	(164.7)
Plus: Purchase-related intangible amortization	7.7	9.6	25.4	28.9
Adjusted pretax income	$174.8	$171.5	$406.6	$429.6

Pretax margin	(10.3)%	(0.1)%	1.5%	5.2%
Non-GAAP adjustments:
Less: Net investment (losses)	(20.0)%	(9.9)%	(6.5)%	(3.3)%
Plus: Purchase-related intangible amortization	0.5%	0.6%	0.5%	0.6%
Adjusted pretax margin	10.2%	10.4%	8.5%	9.1%

Net (loss) income	$(104.0)	$(1.7)	$58.7	$182.7
Non-GAAP adjustments, net of tax:
Less: Net investment losses	(236.6)	(122.7)	(239.4)	(123.5)
Plus: Purchase-related intangible amortization	5.8	7.2	19.3	21.7
Adjusted net income	$138.4	$128.2	$317.4	$327.9

Earnings per diluted share (EPS)	$(1.00)	$(0.02)	$0.56	$1.75
Non-GAAP adjustments, net of tax:
Less: Net investment losses	(2.28)	(1.17)	(2.30)	(1.18)
Plus: Purchase-related intangible amortization	0.06	0.07	0.18	0.21
Adjusted EPS	$1.34	$1.22	$3.04	$3.14

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

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First American Financial Reports Third Quarter 2024 Results

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions except margin, unaudited)
By Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Title Insurance and Services Segment
Total revenues	$1,290.3	$1,524.4	$4,132.0	$4,403.7
Non-GAAP adjustments:
Less: Net investment losses	(308.0)	(15.6)	(283.1)	(6.2)
Adjusted total revenues	$1,598.3	$1,540.0	$4,415.1	$4,409.9

Pretax (loss) income	$(130.3)	$160.3	$119.8	$434.2
Non-GAAP adjustments:
Less: Net investment losses	(308.0)	(15.6)	(283.1)	(6.2)
Plus: Purchase-related intangible amortization	7.7	9.6	25.3	28.8
Adjusted pretax income	$185.4	$185.5	$428.2	$469.2

Pretax margin	(10.1)%	10.5%	2.9%	9.9%
Non-GAAP adjustments:
Less: Net investment losses	(21.2)%	(0.9)%	(6.2)%	(0.1)%
Plus: Purchase-related intangible amortization	0.5%	0.6%	0.6%	0.6%
Adjusted pretax margin	11.6%	12.0%	9.7%	10.6%

Home Warranty Segment
Total revenues	$110.9	$108.2	$322.9	$318.4
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.5	(0.7)	1.5	0.2
Adjusted total revenues	$110.4	$108.9	$321.4	$318.2

Pretax income	$9.0	$9.4	$45.8	$39.6
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.5	(0.7)	1.5	0.2
Adjusted pretax income	$8.5	$10.1	$44.3	$39.4

Pretax margin	8.1%	8.7%	14.2%	12.4%
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.4%	(0.6)%	0.4%	---%
Adjusted pretax margin	7.7%	9.3%	13.8%	12.4%

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

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First American Financial Reports Third Quarter 2024 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Total revenues	$1,290.3	$1,524.4	$4,132.0	$4,403.7
Less: Net investment losses	(308.0)	(15.6)	(283.1)	(6.2)
Net investment income	136.5	141.7	378.9	408.2
Premiums retained by agents	546.7	531.4	1,486.7	1,496.8
Net operating revenues	$915.1	$866.9	$2,549.5	$2,504.9

Personnel and other operating expenses	$743.5	$711.7	$2,158.9	$2,122.7
Ratio (% net operating revenues)	81.2%	82.1%	84.7%	84.7%
Ratio (% total revenues)	57.6%	46.7%	52.2%	48.2%

Change in net operating revenues	$48.2		$44.6
Change in personnel and other operating expenses	31.8		36.2
Success Ratio(1)	66%		81%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Third Quarter 2024 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q324	Q224	Q124	Q423	Q323
Open Orders per Day
Purchase	1,428	1,592	1,498	1,105	1,461
Refinance	502	378	332	325	356
Refinance as % of residential orders	26%	19%	18%	23%	20%
Commercial	398	395	416	349	399
Default and other	267	286	263	231	280
Total open orders per day	2,595	2,650	2,508	2,010	2,497

Closed Orders per Day
Purchase	1,120	1,177	939	930	1,141
Refinance	314	265	240	221	280
Refinance as % of residential orders	22%	18%	20%	19%	20%
Commercial	225	236	231	252	236
Default and other	241	271	247	219	249
Total closed orders per day	1,900	1,948	1,656	1,623	1,905

Average Revenue per Order (ARPO)(2)
Purchase	$3,572	$3,605	$3,360	$3,421	$3,474
Refinance	1,291	1,206	1,151	1,284	1,227
Commercial	13,194	11,720	9,989	11,001	10,763
Default and other	355	433	363	421	469

Total ARPO	$3,926	$3,818	$3,516	$3,899	$3,653

Business Days	64	64	62	62	63

(1) U.S. operations only.
(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders.

Totals may not sum due to rounding.

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